SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 11)*

Sandridge Energy, Inc.
(Name of Issuer)

common stock, par value $0.001 per share
(Title of Class of Securities)

80007P869
(CUSIP Number)

Jesse Lynn, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

May 25, 2018
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d‑7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

The Schedule 13D filed with the Securities and Exchange Commission on November 22, 2017, as previously amended (the "Schedule 13D"), by High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners Master Fund LP, Icahn Offshore LP, Icahn Partners LP, Icahn Onshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn (collectively, the "Reporting Persons"), with respect to the shares of common stock, par value $0.001 per share ("Shares"), of Sandridge Energy, Inc. (the "Issuer"), is hereby further amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended by adding the following paragraph at the end thereof:

Item 4 of the Schedule 13D is hereby amended to add the following at the end thereof:

On May 25, 2018, the Reporting Persons released a presentation regarding the Issuer, a copy of which is filed herewith as an exhibit and incorporated herein by reference.

CARL C. ICAHN AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (TOGETHER, THE "PARTICIPANTS") FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC (THE "ANNUAL MEETING"). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN SANDRIDGE ENERGY, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SANDRIDGE ENERGY, INC.

Item 7. Material to be Filed as Exhibits

1 Presentation dated May 25, 2018.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 25, 2018

ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By: /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page of Amendment No. 11 to Schedule 13D – Sandridge Energy, Inc.]

EXHIBIT 1
 The Case for New LeadershipMay 2018Prepared by Icahn Capital LP

 CARL C. ICAHN AND THE OTHER PARTICIPANTS IN SUCH PROXY SOLICITATION (TOGETHER, THE “PARTICIPANTS”) FILED A DEFINTIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2018 ANNUAL MEETING OF STOCKHOLDERS OF SANDRIDGE ENERGY, INC (THE “ANNUAL MEETING”). SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS IN CONNECTION WITH THE ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THESE MATERIALS AND OTHER MATERIALS FILED BY THE PARTICIPANTS WITH THE SEC ARE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN SANDRIDGE ENERGY, INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SANDRIDGE ENERGY, INC.THIS PRESENTATION CONTAINS OUR CURRENT VIEWS ON THE HISTORICAL PERFORMANCE OF SANDRIDGE AND ITS CURRENT MANAGEMENT AND DIRECTORS, THE VALUE OF SANDRIDGE SECURITIES AND CERTAIN ACTIONS THAT SANDRIDGE’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. SANDRIDGE’S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS. WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. OUR VIEWS AND OUR HOLDINGS OF SANDRIDGE SHARES COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING SANDRIDGE WITHOUT UPDATING THIS PRESENTATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW). This presentation is not a recommendation or solicitation to buy or sell any securities.FORWARD-LOOKING STATEMENTS:Certain statements contained in this presentation are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.Important factors that could cause actual results to differ materially from the expectations set forth in this presentation include, among other things, the factors identified in SandRidge’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  Disclaimer

About Us

CARL C. ICAHN

- **Famed Activist Investor and Proponent of Shareholder Rights**
- **Five decades on Wall Street identifying poor corporate governance and effecting change in the boardroom**
- **Responsible for creating hundreds of billions of dollars of shareholder value over the last 40+ years at a large number of companies, including (just to name a few):**
  - Apple (improved capital allocation)
  - eBay (spun off PayPal)
  - Forest Labs (sold to Actavis)
  - Motorola (split up and sold to Google)
  - ImClone (sold to Eli Lilly)
  - Kerr McGee (sold to Anadarko)
- **SandRidge's largest individual shareholder**
  - Owns approximately 13.6% of the outstanding shares since November 2017
  - Championing the fight against the board in support of all shareholders
  - Small investment for the firm but with important implications for corporate governance


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MASTER OF THE UNIVERSE


TOP-EARNING TRADERS • FIREWALL WARS • MLB TEAM VALUATIONS
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SANDRIDGE energy
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ICAHN CAPITAL L.P.

 COMPANY OVERVIEW  5  EXECUTIVE SUMMARY  7  CURRENT SITUATION  8  UNDERLYING VALUE  9  THE CURRENT BOARD  11  THE CURRENT BOARD’S TRACK RECORD  12  HOW WE CAN DO BETTER  18  OUR CANDIDATES  20  OUR CONSULTANT  22  IT’S TIME FOR SOMEONE ELSE  23              Table of Contents

Company Overview

- SandRidge Energy (NYSE:SD) is a pure-play E&P focused on the Niobrara formation in Colorado, the Northwest STACK in Oklahoma, and the Mississippian Lime in Oklahoma and Kansas.
- The company emerged debt-free from Chapter 11 protection in October 2016, with a shareholder base consisting of many previous 2nd lien debt holders.
- The current board consists of three members appointed upon emergence and two members appointed by the three incumbent directors following the resignation of the Chairman and the termination of the CEO in February, 2018.
- Sandridge once ran over 35 rigs and had an Enterprise Value (EV) over $9 billion, while it currently runs 3 to 4 rigs and has an EV of ~$500 million.

($'s in millions)	
52 Week High	$21.90
% change	*(32%)*
52 Week Low	$13.02
% change	*15%*
Price (5/24/18)	**$13.98**
Shares	35.4
Market Capitalizaiton	**$495**
Enterprise Value	**$477**

Q1 2018 LTM:

Revenues	$346
EBITDA	$178
Production (boepd)	38,700
PV-10 (5/1/18 Strip Price)	$871

PV-10 ($'s millions):



North Park, $213
NW STACK, $89
Mississippi an Lime, $446

As of December 31, 2017 at SEC pricing.

Company History:

In 2006, Tom Ward, co-founder of Chesapeake Energy, purchased Riata Energy from Mitchell Malone, an Oklahoma oilman who had gathered several assets in various basins since 1984. The company was renamed Sandridge Energy and soon thereafter, Ward purchased National Energy Group from Carl Icahn for $1.5 billion to make most of what is the current Sandridge platform. Following a debt fueled acquisition spree, in 2013 Ward was ousted by Activist investors and then CFO, James Bennett, was instituted as CEO. Following the crude price crash in early 2016, the company filed for Bankruptcy until emerging debt-free in October of the same year.

SANDRIDGE energy 5 ICAHN CAPITAL L.P.

Company Overview

- SandRidge derives over 80%[1] of its production from the Mississippian Lime ("MS Lime") play in Oklahoma and Kansas.
- The MS Lime fell out of favor after a frenzied period of acreage acquisition and horizontal development in the late 2000's. Well results were proved unrepeatable across the play and most of the big E&P's offloaded acreage at deep discounts.
- Although much of the MS Lime is inconsistent, certain areas in Woods, Alfalfa and Grant counties have provided solid returns.
- SandRidge also maintains sizeable positions in the promising NW STACK in Oklahoma and in the North Park Niobrara in Colorado where it holds 70K and 122K net acres, respectively.
- Despite its high growth potential and IRRs in these two plays, and its cash generating core MS Lime position, SandRidge trades at a deep discount to its Peers and its own PV-10 proved reserve base.

Sandridge Mid-Con Acreage


COMANCHE
BARBER
HARPER
SUMNER
COWLEY
OSAGE
KAY
MISS LIME
WOODS
ALFALFA
GRANT
NOBLE
PAWNEE
WOODWARD
GARFIELD
MAJOR
PAYNE
NW STACK
DEWEY
BLAINE
KINGFISHER
LOGAN
LINCOLN
ROGER MILLS
GARFIELD
STACK
KINGFISHER
GARFIELD

North Park Well IRRs


IRRs
WTI Oil Price $/Bbl & $2.75/Mcf
SRL
XRL
120%
100%
80%
60%
40%
20%
0%
$50
$60
$70
Current WTI Strip $69/bbl

(1) As of quarter ended March 31, 2018.

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 Current Board and Management Team’s Track Record of Value Destruction  Executive Summary  Unable to execute on existing assets (Miss Lime, NW STACK, North Park Niobrara) pre- and post-bankruptcy.Unable to deliver a clear value enhancing strategy to investors.Unable to align management compensation with company performance.Unable to act with financial discipline (proposed dilutive Bonanza Creek transaction).Unable to recognize and fully evaluate potential value-adding opportunities (Midstates Petroleum Merger).Unable to act in the best interest of shareholders (adopted a “one-sided” Poison Pill to minimize major stockholders’ influence while allowing management and the board to continue to campaign and act recklessly).

Current Situation

- On November 2017 SandRidge and its Board announced the dilutive acquisition of Bonanza Creek Energy which was subsequently cancelled after near unanimous stockholder revolt.
- Soon after, Icahn wrote a letter to the board asking for two shareholder appointed director seats, essentially asking for a minority check on any new value-destructive deals.
- On January 23, the board denied Icahn's request, deciding not to add any shareholder representation.
- Meanwhile, shares of Sandridge have fallen 26% from before the announcement, while the price of crude oil has risen 30%.[(1)]
- **The Bonanza approval and several subsequent actions detailed below, prove the board is unable to act in the best interest of the shareholders, create a strong stand-alone strategy, or run a proper strategic sale process.**
- As such, we've nominated a capable slate of directors which will represent the best interests of ALL shareholders.

SandRidge Price vs Peers (Post-Bonanza)

Sandridge Has Underperformed by ~50%


130
120
110
100
90
80
70
60
05/22/17
06/22/17
07/22/17
08/22/17
09/22/17
10/22/17
11/22/17
12/22/17
01/22/18
02/22/18
03/22/18
04/22/18
05/22/18
~50% under-performance
SandRidge
Peers(2)
S&P Oil & Gas Index (XOP)

(1)Based on the volume weighted average price for 30 days preceding the Bonanza transaction of $19.01 and the closing price as of May 22, 2018. Crude prices are based on WTI as of the day of the announcement through May 22, 2018.
(2)Peer group consists of AXAS, BCEI, ECR, ESTE, HK, HPR, MPO, PVAC, REI, REN and SBOW.

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Underlying Value

- Compared to its Peers, SandRidge trades a significant discount on almost every measure.
- Even compared to its own Proved Reserves PV-10 value, Sandridge trades at a ~45% discount.

Discount to Proved Reserves



($'s in millions)
12/31/17 PV-10 at Strip
$871
12/31/17 PV-10 at SEC ($51.34/$2.96)
$749
12/31/17 PDP PV-10 at Strip
$653
Sandridge Enterprise Value
$477

Discount to Peer Values



6.0x
5.0x
4.0x
3.0x
2.0x
1.0x
0.0x
5.2x
2.4x
1.7x
0.6x
Sandridge EV/ NTM EBITDA
Peer Average
Sandridge EV/ PV-10
Peer Average
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
$53,148
$12,909
Sandridge EV/ Flowing Barrel
Peer Average

- If its peers trade at a premium to PV-10, and much higher compared to EBITDA and Production, why does SandRidge trade at such a discount to its intrinsic value?

We believe the board and management's aggressive disregard for shareholder rights, consistent missteps, lack of a cogent strategy, and inability to deal with the legacy Miss Lime assets have kept the stock from trading closer to its intrinsic value.

SANDRIDGE energy 9 ICAHN CAPITAL L.P.

Underlying Value

- SandRidge's own analysis (even at the December 5, 2017 Strip of ~$52/$3.00), which adds risk-weighted unproved reserves to proved reserves, shows a PV-10 value as high as $57 per share.
- Yet the stock continues to trend downwards, settling at $13.98 as of May 24, 2018.

SandRidge Proved Reserves

($'s in millions)	MM Boe	PV-10	Per Share
North Park:			
PDP	6	$102	$2.88
PUD + TPUD	40	$163	$4.60
Total	**46**	**$265**	**$7.48**
Unproved	*443*	*$891*	$25.17
Proved + Unproved	489	$1,156	$32.65
Mid-Con:			
PDP	119	$533	$15.05
PUD + TPUD	29	$71	$2.01
Total	**148**	**$604**	**$17.06**
Unproved	*239*	*$277*	$7.82
Proved + Unproved	387	$881	$24.88
Consolidated:			
PDP	125	$635	$17.94
PUD + TPUD	69	$234	$6.61
Total	**193**	**$869**	**$24.54**
Unproved	*682*	*$1,168*	$32.99
Proved + Unproved	**876**	**$2,037**	**$57.54**

Note: TPUD (Technical PUDs) are undeveloped locations that meet the technical criteria to be considered proved reserves, but have not been determined to meet SEC criteria.
Source: SandRidge December 2017 investor presentation filed Nov 15, 2017.

SANDRIDGE energy 10 ICAHN CAPITAL L.P.

The Current Board

The "Bankruptcy Board"	
Bill Griffin *Director, Current CEO*	Part of the management team leading the company to bankruptcy, and one of the architects of the Bonanza deal. Under his short tenure the company has continued to hedge virtually all of 2018's guided oil production at ~$56/bbl and over half of 2019's estimated production at ~$54/bbl. He has not put forward a clear vision for the company, having already seemingly back-tracked on his "strategy" once during his short tenure as CEO.
Dave Kordner *Director, Member: Audit Committee Chairman*	In November 2016 co-founded Sequel Energy Group, backed by GSO Capital Partners LP, the same company which employed James Bennett as a Managing Director prior to his tenure at SandRidge. Part of board that approved the Bonanza deal, large compensation packages and the massively dilutive Poison Pill.
Michael Bennett *Chairman, Member: Compensation Committee, Nominating & Corp Governance*	Background is in Nitrogen/Fertilizer industry. Member of the Compensation Committee that instead of standing up to James Bennet, acquiesced to his pressure for egregious compensation terms. Currently Chairman at another company, OCI Partners LP, which is the target of a public shareholder campaign. In that case, the shareholder stated that it fears the parent company may pursue an unfair squeeze-out of minority holders.
Sylvia Barnes *Director, Member: Compensation Committee, Audit Committee*	Served in the Oil & Gas group at KeyBanc Capital Markets, which does capital raises for small E&P's, but is less of a player in Oil & Gas M&A. Previously served as head of Energy Investment Banking at Madison Williams & Co. where she and the rest of the executive team led the company into bankruptcy in late 2011.
Ken Beers *Director, Member: Nominating & Corp Governance, Audit Committee*	Serves as CFO at Stone Energy Corporation, where he and the management team levered the company to the point at which it was forced into Chapter 11 Bankruptcy in late 2016. Equity holders were almost fully wiped out and the majority of $1.2 billion in debt holders value was wiped out.

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The Current Board's Track Record

Bonanza Transaction

- On November 15, 2017, SandRidge announced that it had entered into an agreement to acquire Bonanza Creek Energy in a massively dilutive and overpriced transaction.
- Until the surprise announcement, management's guidance had been to protect the balance sheet, reduce operating costs, generate free cash flow and develop its significant remaining inventory in the NW STACK and North Park Basin in a disciplined manner.
- **SandRidge's stock price immediately dropped 16%, destroying over $100 million of market value(1), but the board still argues it was a "good deal."**
- Because the deal was met with overwhelming opposition from stockholders, it was terminated on December 28th.

Bonanza Transaction

Estimated NAV Accretion (Mgmt/Board): 4%
Purchase Price: $736 million
Sources of Funds: ~50% Stock / 50% Debt
SandRidge LTM EBITDA Multiple: 2.8x
TEV(2) LTM EBITDA Multiple: 9.1x
PF Leverage: ~$450 million

Overlapping Acreage: None
Synergies Cited in Presentations: ~$20mm (basic overhead/purchasing)

Months Since Bankruptcy: ~12
Market value lost: $100 million
Cash Termination Cost: $3.7 million

(1) Based on SandRidge's closing price following the announcement and the volume weighted average price over the 30 days preceding the announcement (November 15, 2017).
(2) Total Enterpriser Value (TEV), represents the transaction value of Bonanza ($736mm)

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The Current Board's Track Record

Midstates Dismissal

- On February 6, 2018, Midstates Petroleum, one of only three sizeable companies still participating in the Miss Lime, publicly announced an offer to merge with SandRidge at the current market price.
- It is our understanding that Midstates was forced to make the offer public after SandRidge granted only one meeting where the conflicted CEO and no board members attended.
- Soon after the offer, **SandRidge flatly rejected the offer without any negotiation or counter-proposal.**
- Although we felt the first offer was inadequate, the potential synergies are undeniable and warrant Midstates at least being given the opportunity to raise its proposal.
- It is our understanding that Midstates has even been shut out of the board's current "strategic sale process."
- **Despite the obvious potential fit, the board presumably dismissed the transaction to entrench itself, as Midstates publicly stated they would be open to replacing the board with shareholder representation.**

Midstates Rationale

Reasons why a merger could potentially make sense:

- **$70 million in potential synergies**
- **Significant overlapping acreage for possible longer laterals**
- **Shared experience in difficult basin (sharing technologies)**
- **Management team with track record of SG&A discipline**
- **Increased market liquidity**
- **Board open to shareholder representation**

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 Unorthodox Poison Pill On November 27, 2017, the board adopted a poison pill with highly unusual terms in an attempt to limit the shareholders’ ability to stop the Bonanza transaction.Specifically, the board’s Pill prohibited stockholders from even speaking with one another to discuss opposition to the deal, while explicitly giving management the right to campaign in its favor.The provision was roundly criticized by stockholders and commentators alike. Even a partner at the law firm Wachtell, Lipton, Rosen & Katz – home of the inventor of the poison pill – was critical of such pills: David Katz, a partner at Wachtell, Lipton, Rosen & Katz, where Marty Lipton founded the poison pill years ago, told The Deal that ambiguity "is not a good idea" when it comes to the acting in concert provision.Katz, who defends companies targeted by activists, said: "the whole idea is you are trying to draw a sharp line in the sand that people aren't going to go over, so you need to have clarity not ambiguity in these types of pills." (1)After repeated demands that SandRidge clarify the language to permit stockholders to fully exercise their right of free assembly, ultimately culminating in a threatened lawsuit, the board was forced to back down and amend the pill to delete the offensive provision.   Breaking Ground For Poor Corporate Governance:A “wolf pack” or “acting in concert” clause is a type of poison pill which, in addition to keeping investors from buying more than a small stake in the company, provides that if the board deems, in its own unchecked judgment, that any large investor has acted in concert or in parallel with another investor (such as opposing a transaction or influencing other investors), shares will be issued that will massively dilute them. Even the most entrenched boards know, or should know, that there is little chance of such an egregious provision holding up in court. The clause could very well breach fiduciary duties on a number of levels but, at a minimum, shows complete disregard for the rights of shareholders to make their own decisions and freely associate with each other.  The Current Board’s Track Record  (1) See Ronald Orol, Icahn Helps Shift the Lines of Defense: How SandRidge may have helped change the structure and use of poison pills, The Deal (February 01, 2018).

The Current Board's Track Record

Excessive Compensation

- Following the bankruptcy in which the former CEO destroyed $5 billion in value, completely wiping out the former stockholders, **the board approved a base salary for James Bennett in the 90th percentile of SandRidge's peer group and total 2017 compensation of $7.3 million. During the performance period, SandRidge's stock price dropped 10%, Adjusted EBITDA fell 18%, and production fell 23%.**
- Additionally, under Bennett's employment agreement, the ownership change caused by that bankruptcy constituted a change in control termination, allowing him $17.1 million in severance (and his CFO, Julian Bott received $6.5 million)!!!
- As unfathomable as this is, Bennett's employment was terminated "without cause" (a "for cause" termination would have reduced the payment), a shocking decision considering he led the company through both a bankruptcy and the Bonanza Creek debacle.
- Finally, in an effort to avoid responsibility, the board has consistently stated that these egregious compensation plans were the work of the pre-bankruptcy board, but (as shown above) this trend has continued long after emergence.

Select Historical Compensation (See SandRidge Proxy Statements for details):

	Year	Salary	Bonus	Stock Awards	Incentive Plan Compensation	All Other Compensation	Total
James D. Bennett, CEO	2011-2017	5,803,843	3,167,001	31,955,266	13,459,885	1,422,784	55,814,815
Julian Bott, CFO	2015-2017	1,013,462	300,000	5,543,073	3,376,631	155,762	10,388,928
Duane Grubert, Investor relations	2015-2017	942,274	225,001	3,564,442	2,317,433	2,592,773	9,641,924

SANDRIDGE energy 15 ICAHN CAPITAL L.P.

The Current Board's Track Record

"Since [emerging from bankruptcy], the Board has overseen significant accomplishments, and we are proud of the results that our Company delivered during a challenging period."

- The SandRidge Board, 2017 Proxy Statement

October 4, 2016 – December 31, 2017

- **Total Shareholder Return:** -27%
- **Production Decline:** -26%
- **EBITDA Decline:** -43%
- **Enterprise Value Decline:** -25%
- **Acreage Position Decline:** -43%
- **Deal Breakup Fees Spent:** $3.7 million
- **Cash Severance Paid:** $23.7 million
- **Adjusted G&A per Barrel vs Closest Peer:**(1) 137%

- **No known progress building necessary infrastructure in the North Park**
- **Had one board member resign and another terminated**
- **Missed out on full benefit of ~50% run up in oil price**
- **Unclear long-term vision or strategy**

Note Q1 2018 period ended figures are most recent quarter Q1 2018 vs first quarter post bankruptcy Q4 2016.
(1) Midstates Petroleum is SandRidge's only public peer focused on the Mississippian Lime formation.

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ICAHN CAPITAL L.P.

 “We are proud of the results”  Sandridge’s Stock Price vs Oil Price (Since Bankruptcy Emergence)  Oil +42%, Peers +48%  SandRidge -34%  Peer group consists of AXAS, BCEI, ECR, ESTE, HK, HPR, MPO, PVAC, REI, REN and SBOW.   The Current Board’s Track Record  Indexed Return

 Over the years, Carl Icahn has created hundreds of billions of dollars in value for fellow shareholders through profitably buying and selling companies. When a sale is not warranted, he has also created value running and growing companies, having owned more than 35 businesses for periods of 3 to 34 years. Icahn Enterprises, L.P., his main holding company, has returned over 1500% since 2000, an annualized return of 16.4%.  How We Can Do Better  Icahn’s Track Record

How We Can Do Better

With Icahn's support, our board would...

Run A True Process

- Our board would run a process to maximize value for ALL SHAREHOLDERS
  - Extensive experience running successful sales processes from a buy-side and sell-side perspective, transactions where our capital is at stake
  - Balanced skill set of energy industry expertise and experience, capital planning/allocation, and mergers & acquisition experience
  - Deep industry and financial relationships
  - Proven track record of shareholder value creation
- The highest and best offer will be submitted to a vote of the company's stockholders
  - While we currently have not made any determination to do so, we might, after completing due diligence, be willing to make an all-cash offer that would allow SandRidge's long-suffering stockholders the choice to monetize their investment or continue on as stockholders of the company
  - However, obviously if the new board were presented with a higher offer from another party, and we did not top it, that offer would be presented to stockholders
  - In the event we were to decide to submit an offer to acquire SandRidge, any such transaction would be subject to the approval of the disinterested shareholders (i.e., a majority of the shares of SandRidge stock held by shareholders who are not affiliated with us)

Create Stand Alone Value

- Our board would evaluate all stand-alone opportunities to maximize value for ALL SHAREHOLDERS
  - Reposition the company to a growth story and away from a dying Miss Lime play
  - Focus on developing the company's high potential NW STACK and North Park inventory
  - Evaluate roll-up and other acquisition strategies
  - Implement best in class management team

SANDRIDGE energy 19 ICAHN CAPITAL L.P.

 Our Candidates  Snapshot of Our Nominees    Bob Alexander  Founder of Alexander Energy Corp., where he served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy from 1980 to 1996. Alexander Energy merged with National Energy Group, Inc., an oil and gas property management company, in 1996 where he served as President and CEO from 1998 to 2006. He previously served in various roles at Reserve Oil, Inc., including President of Basin Drilling Corp., and served on numerous committees with the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association and the State of Oklahoma Energy Commission. He has also served on various boards at large E&P’s, and has a Geological Engineering degree.  John “Jack” Lipinski  Served as CEO and President, and a Director of CVR Energy, Inc. from 2007 to 2017. Prior to the formation of CVR Energy, he served as CEO and President of Coffeyville Resources, LLC. Mr. Lipinski has more than 40 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco, Inc. In 1985, later joined The Coastal Corporation, serving through various mergers and acquisitions along the way. He previously served on the board of Chesapeake Energy Corp., a large E&P company, as well as various other public company boards where his experience and expertise added immense value at the benefit of shareholders.  Jonathan Christodoro  Currently a private investor, he served as a Managing Director of Icahn Capital LP, where he was responsible for analyzing, managing investments and serving on public boards. He previously served in various investment and research roles at large hedge funds including P2 Capital Partners, LLC, Prentice Capital Management, LP and S.A.C. Capital Advisors, LP. He is currently a director of: PayPal Holdings, Inc., Lyft, Inc., Enzon Pharmaceuticals Inc., and Herbalife Ltd. He previously served on numerous other public company boards where he effected change creating enormous value for shareholders.  Nancy Dunlap  Serves as the private counsel and head of the private family office of former New Jersey Governor and United States Senator Jon S. Corzine. Since 1999, Nancy has overseen all personal investment and legal affairs of the Corzine Family Office. Nancy has extensive experience performing diligence, analysis and oversight of investment decisions ranging from hedge fund, commercial real estate, and direct private equity, debt investments, and many other investment related activities. She also oversaw financial activities in one senate and two gubernatorial campaigns, has experience in investment banking and serving as a director.  For detailed bios see our Proxy statement filed May 11, 2018.

 Our Candidates  Snapshot of Our Nominees    Randolph Read  Has been President and CEO of Nevada Strategic Credit Investments, LLC, an investment fund, since 2009. Started his career at Atlantic Richfield Company (ARCO), where he raised capital to finance E&P in the Alaskan North Slope region and later served as the President of C&S Oil and Gas Company, Inc., a private oil and gas company operating primarily in the southwest United States. He has served as: independent director of New York REIT, Inc., including as non-executive chairman of its board of directors; an independent director of Business Development Corporation of America; an independent director of Business Development Corporation of America II until its liquidation and dissolution; and the non-executive chairman of the board of directors of Healthcare Trust, Inc.  Nicholas Graziano  Serves as Portfolio Manager of Icahn Capital, where he makes and manages investments in E&P and other spaces. Was previously the Founding Partner and CIO of the hedge fund Venetus Partners LP, where he was responsible for portfolio and risk management, along with day-to-day firm management. Prior to Venetus, he was a Partner and Senior Managing Director at Corvex Management LP, and a Portfolio Manager at Omega Advisors, Inc. before that. He has extensive experience effecting change while serving on public company boards, creating value for shareholders.  Jonathan Frates  Serves as an analyst at Icahn Enterprises L.P., where he researches, evaluates, and monitors E&P and other private and public investments. He previously served as a business analyst at First Acceptance Corp., as an associate at private equity firm Diamond A. Ford Corp., and as an analyst at Wachovia Securities, LLC, where he started his career. He has extensive M&A and investment experience, as well as experience serving as a director on numerous public company boards.  For detailed bios see our Proxy statement filed May 11, 2018.

 Matthew Grubb, current CEO of Compass Production Partners, and former President and COO of Sandridge, has been engaged to help assist us in our campaign, develop a strategy and explore strategic alternatives.Matt’s experience, expertise, and familiarity with SandRidge and its assets will be integral to our outreach and the execution of next steps after the company’s annual meeting.  Our Consultant  Matt’s Bio  Matthew Grubb has almost 30 years of experience in the oil and gas industry and is currently President and Chief Executive Officer of Compass Production Partners, LP, a private oil and gas company with operations in Northern Louisiana and the Midland Basin of West Texas. Prior to joining Compass Production Partners in January 2014, Mr. Grubb was President and Chief Operating Officer of SandRidge, where he was employed from 2006 to 2013. Mr. Grubb was employed by Samson Resources from 1995 to 2006 and last served as Division Operations Manager of East Texas and Southeast U.S. Regions for Samson Resources. Mr. Grubb currently serves as a board member on the Foundation Board of the Children's Center Rehabilitation Hospital, a non-profit organization. Mr. Grubb earned a Bachelor of Science degree in Petroleum Engineering in 1986 and a Master of Science degree in Mechanical Engineering in 1988, both from Texas A&M University.

It's Time For Someone Else

- The board's track record over its ~18 month tenure speaks for itself. The stock continues to drop, large shareholders continue to bail out (Fir Tree Partners, Apollo Management), and little progress has been made. The decision is yours, but don't take it from us:

"In the case of SandRidge Energy, Carl Icahn may be just the treatment the company needs…..If one takes a close look at the performance of SandRidge in the cold, hard light of reality, it is difficult to make a case for management or to argue that their performance is serving shareholders well.....Between Oct. 1, 2016 and May 1, 2018, shares in SandRidge fell from $21.27 to $14.35. **This means the management and directors at SandRidge have produced a return of -32.5 percent for investors**…..**When a company is performing as far below industry averages as SandRidge, a shakeup is warranted**…..If negative 32 percent is what this board and management can produce after a bankruptcy eliminated most of their legacy issues, **it may well be time to let someone else try.**"

– Stuart T. MacDonald, Professor of Finance, University of Central Oklahoma, *What is good for you isn't always pleasant*, The Journal Record (May 8, 2018).

SANDRIDGE energy 23 ICAHN CAPITAL L.P.

The Annual Meeting of Shareholders is June 19th.Your vote is important!Vote FOR our highly qualified nominees and AGAINST the incumbent “bankruptcy board”!Vote AGAINST the bankruptcy board’s proposal to entrench themselves by ratifying and extending the dilutive poison pill!Vote AGAINST the bankruptcy board’s proposal to approve the Company’s egregious executive compensation!If you have any questions, please contact the following individuals:  Vote To Save SandRidge  Harkins Kovler, LLCBanks and Brokers Call: +1 (212) 468-5380All Others Call Toll-Free: +1 (800) 339-9883Email: sd@harkinskovler.com  Icahn Capital LPSusan Gordon+1 (212) 702-4309